EXHIBIT 10.75

	(Unaudited)
	Year ended
(in thousands)	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2009
EBITDA(1)	$229,558	$209,567	$163,081

Reconciliation of EBITDA:
Net Income	126,105	98,847	75,111
Add: Income taxes	71,286	52,409	41,222
Add: Interest expense and other, net, the Ed Hardy gain and loss on marketable securities	24,194	49,552	38,733

Add: Depreciation and amortization of certain intangibles	7,973	8,759	8,015

EBITDA	$229,558	$209,567	$163,081

(1)

EBITDA, a non-GAAP financial measure, represents net income before income taxes, interest, other non-operating gains and losses, depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements, investing and capital expenditures.

	(Unaudited)
	Year ended
(in thousands)	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2009
Free Cash Flow(2)	$179,213	$166,571	$134,843

Reconciliation of Free Cash Flow:
Net Income	126,105	98,847	75,111

Add: Non-cash income taxes, non-cash interest related to convertible debt, depreciation, amortization of certain intangibles and finance fees, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures, non-cash gain/loss from sale of trademarks, re-measurement of investments and loss on marketable securities	56,350	70,914	63,605

Less: Capital expenditures	(3,242)	(3,190)	(3,873)

Free Cash Flow	$179,213	$166,571	$134,843

(2)

Free Cash Flow, a non-GAAP financial measure, represents net income before depreciation, amortization, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures, non-cash income taxes, non-cash interest related to convertible debt, non-cash gains/losses from sale of trademarks, non-cash loss on marketable securities and re-measurement of investments, less capital expenditures. The Free Cash Flow also excludes any changes in Balance Sheet items. The Company believes Free Cash Flow is useful in evaluating its financial condition because it is representative of cash flow from operations that is available for repaying debt, investing and capital expenditures.